Exhibit 10.12

COX SUPPLEMENTAL RETIREMENT PLAN

Cox Enterprises, Inc. (the “Company”) hereby amends and restates the Cox Supplemental Retirement Plan as first adopted effective as of January 1, 1994 (the “Plan”). The effective date of this amended and restated Plan is January 1, 2005.

ARTICLE 1

GENERAL

The purpose of the Plan is to provide supplemental pension benefits to a group of the Company’s management employees and their dependents in accordance with the terms hereof. The Plan is designed to provide benefits to certain employees through coordination with benefits provided under a defined benefit plan maintained by the Company or one of its affiliates under Section 401 of the Code (the “Pension Plan”).

For the purpose of this Plan, except to the extent clearly contemplated by the context in which they are used, all capitalized terms used herein shall have the same meaning as ascribed thereto in the Pension Plan. Notwithstanding the foregoing, the term “Compensation” shall be applied hereafter in this Plan without regard to the limit on includable compensation imposed by Code Section 401(a)(17); provided, that in no event shall Compensation credited under the Plan for any Plan Year exceed a maximum limit of $317,000 (in 2005) or such higher amount as may be established by the Company from time to time in its sole discretion, except as otherwise provided under the Plan,

ARTICLE 2

ELIGIBILITY TO PARTICIPATE

The Management Committee, as designated under Article 8 hereof, shall from time to time designate Employees as Participants under the Plan. No Employee who is a Participant under the Cox Executive Supplemental Plan (the “CESP”) shall be eligible to participate in the Plan. In the event a Participant in the Plan subsequently is entitled to the payment of benefits under the CESP, then, notwithstanding any provisions of the Plan to the contrary, his or her benefits otherwise payable under this Plan shall be cancelled, and such a Participant shall not be entitled to the payment of benefits hereunder. Notwithstanding the foregoing, the Management Committee in its sole discretion may from time to time designate certain participants as eligible to participate in, and entitled to benefits under, both the CESP and the Plan.

ARTICLE 3

DETERMINATION OF BENEFIT

A Participant’s benefit under this Plan shall be determined by applying the Plan’s definition of Compensation, as modified by the provisions of Article I hereof, to the applicable accrued benefit provisions with respect to such Participant under the Pension Plan in which the Participant is participating at the time the benefit is calculated, in accordance with the relevant provisions of Articles IV, V, VI and VII of the Pension Plan(s). Any benefit payable under this Article 3 first shall be reduced as provided in Article 4 of the Plan, and shall be payable in accordance with the provisions of Article 5 hereof.

ARTICLE 4

NO DUPLICATION OF BENEFITS

The benefit payable under this Plan to any Participant shall not duplicate benefits payable to him or her under any Pension Plan in which he or she has participated. No benefit therefore shall be payable to a Participant under this Plan unless his or her monthly benefit under this Plan exceeds the total monthly benefit payable to such Participant under the Pension Plan(s), whenever such benefit becomes payable, and, in the event a benefit is payable under this Plan to such a Participant, the actual amount of such benefit payable under Section 5.1, Section 5.2 or Section 5.3 shall equal the excess, if any, of the Participant’s benefit as described in the applicable section over the total benefit, if any, payable to such Participant under the Pension Plan(s), where for purposes of determining such excess:

(a) In the event that the Participant’s benefit (if any) under the Pension Plan and under this Plan are paid in the form of an annuity payable monthly for the lifetime of the Participant, the total benefit under the Pension Plan and this Plan shall be expressed (according to the terms of the Pension Plan) as an annuity payable monthly for the lifetime of a Participant, which commences as of the date his or her benefit is scheduled to commence under this Plan, and

(b) In the event that the Participant’s benefit (if any) under the Pension Plan or under this Plan are paid other than in the form of an annuity payable monthly for the lifetime of the Participant, the total benefit under the Pension Plan shall be expressed, on an Actuarial Equivalent basis, in the form of the benefit payable monthly for the lifetime of a Participant, which commences as of the date his or her benefit is scheduled to commence under this Plan.

ARTICLE 5

BENEFIT PAYMENT TIMING AND FORM

5.1 Participants Who Terminate Employment Before January 1, 2005. With respect to a Participant whose employment terminated before January 1, 2005 and who has no employment service with the Company after that date, the timing of benefit commencement and the form of benefit payment under this Plan shall both be identical to the timing and form of such Participant’s benefit under the Pension Plan.

5.2 Participants Who Terminate Employment On or After January 1, 2005. With respect to a Participant whose employment last terminates on or after January 1, 2005, the timing of benefit commencement and the form of benefit payment under this Plan will be determined in accordance with this Section 5.2 and Section 5.4.

(a) Normal Retirement. A Participant who “separates from service” (as that term is defined by the Secretary of the Treasury for purposes of Section 409A of the Code) on or after the date he attains age sixty-five (65) shall commence his or her benefit on the first day of the first month that coincides with, or immediately follows, the date on which such Participant separates from service. Notwithstanding the foregoing to the contrary, the monthly benefit of a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of an Affiliate whose stock is publicly traded on an established securities market shall commence on the first day of the seventh month after the date indicated in this Section 5.2(a); provided that payments to which such Participant otherwise would be entitled during the first six months following the date of separation from service, plus simple interest at a rate of 6% to reflect the delay in payment, are accumulated and paid on the first day of the seventh month following the date of separation from service. This benefit will be paid in the form of a single life annuity, unless the Participant elects another form of benefit as provided in Section 5.4.

(b) Early Retirement. A Participant who “separates from service” (as that term is defined by the Secretary of the Treasury for purposes of Section 409A of the Code) (i) before he or she attains age sixty-five (65) and (ii) on or after the date he or she (a) attains age fifty-five (55) and (b) completes ten (10) or more Years of Vesting Service under the Pension Plan shall commence his or her benefit on the first day of the first month that coincides with, or immediately follows, the date on which such Participant separates from service. Notwithstanding the foregoing to the contrary, the monthly benefit of a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of an Affiliate whose stock is publicly traded on an established securities market shall commence on the first day of the seventh month after the date indicated in this Section 5.2(b); provided that payments to which such Participant otherwise would be entitled during the first six months following the date of separation from service, plus simple interest at a rate of 6% to reflect the delay in payment, are accumulated and paid on the first day of the seventh month following the date of separation from service. This benefit will be reduced in accordance with the early retirement reduction factors under the terms of the Pension Plan and will be paid in the form of a single life annuity, unless the Participant elects another form of benefit as provided in Section 5.4.

(c) Term Vested. A Participant whose status as an Employee terminates on or after the date he or she completes five (5) Years of Vesting Service under the Pension Plan but before he or she is eligible for a benefit under Section 5.2(a) or (b) of this Plan shall commence on the first day of the first month following the date he or she attains age sixty-five (65), if he or she is then living; provided that the monthly benefit of a Participant with ten (10) or more years of Vesting Service shall commence on the first day of the first month coinciding with or immediately following the date such Participant attains age fifty-five (55). Notwithstanding the foregoing to the contrary, the monthly benefit of a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of an Affiliate whose stock is publicly traded on an established securities market shall commence no earlier than the first day of the seventh month after the date he or she separates from service; provided that payments to which such Participant otherwise would be entitled during the first six months following the date of separation from service, plus simple interest at a rate of 6% to reflect the delay in payment, are accumulated and paid on the first day of the seventh month following the date of separation from service. This benefit will be reduced in accordance with the reduction factors in Article V of the Pension Plan and will be paid in the form of a single life annuity, unless the Participant elects another form of benefit as provided in Section 5.4.

5.3 Death Benefit. Notwithstanding the foregoing, the Spouse of any Participant or former Participant who has a vested benefit under the Pension Plan and who dies prior to the date his or her benefit commences shall receive a benefit equal to the monthly payments that would have been made to the Spouse if the Participant or the former Participant had commenced benefits on the day of his or her death, had elected to receive his or her benefit in the form of a joint and 50% survivor annuity pursuant to Section 5.4(b) of the Plan, and had died on the day after he or she would have commenced benefits under Section 5.2, which benefit shall be payable on the first day of the month next following the date which is the earliest date that the Participant or former Participant could have commenced benefits under Section 5.2 of the Plan. Such benefit will be offset pursuant to Article 4, and, for benefits that become payable on or after January 1, 2008, the remaining amount, if any, will be converted into, and paid in the form of, an Actuarial Equivalent lump sum. Notwithstanding the foregoing, any death benefit under this Section 5.3 shall be payable only if the Spouse and the Participant had been married throughout the 12 month period ending on the date of death. In the event a Participant dies after his or her benefit commences under the Plan, then no benefit will be paid except to the extent provided under a form of benefit elected by such Participant under Section 5.4.

5.4 Form of Benefit Payment. A Participant or former Participant who is eligible for the payment of a Plan benefit under Section 5.2 shall have the right to request the payment of such benefit in one of the benefit payment forms described in paragraph (a) through paragraph (d) below. The value of any form of benefit elected or requested by a Participant or a former Participant shall be the Actuarial Equivalent of his or her benefit as determined under the Plan. In the event the Committee approves his or her request, his or her benefits shall be paid in that form. However, in the event a Participant fails to make a timely request, in accordance with procedures established by the Committee, or in the event the Committee does not approve a request, his or her benefit shall be paid in the form described in (a) below.

(a) An annuity payable monthly only for the lifetime of the Participant.

(b) A joint and 50% survivor annuity, which is payable in monthly installments for the life of a Participant and thereafter for the life of his or her Spouse, if the Spouse survives, where (1) the identity of such Spouse shall be established on the date on which benefit payments first are scheduled to commence under this form to the Participant and thereafter shall not be changed for any reason whatsoever, and (2) the amount of the monthly annuity payable to such surviving Spouse at the death of the Participant shall equal 50% of the monthly annuity that was payable to the Participant during his or her lifetime.

(c) A single life annuity for the life of the Participant or the former Participant, which is payable in monthly installments, provided, that in the case of the death of the Participant or of the former Participant after the commencement of benefit payments but prior to the receipt of either 60 (or 120) monthly installments, as he or she elects, the balance of such 60 (or 120) installments shall be paid to his or her Beneficiary until a total of 60 (or 120) installments have been paid to or on behalf of such Participant or former Participant.

(d) An annuity payable in monthly installments for the life of the Participant or the former Participant and for the life of his or her Contingent Annuitant, if the Contingent Annuitant survives the Participant or the former Participant, under which the amount of the monthly installment payable to the Contingent Annuitant shall equal either 50 percent, 66  2/3 percent, or 100 percent, as the Participant or the former Participant elects, of the amount of each monthly installment payable to the Participant or to the former Participant during his or her lifetime; provided that, effective January 1, 2008, Participants may not elect such an annuity under which the amount of the monthly installment payable to the Contingent Annuitant is 66  2/3 percent and that, effective January 1, 2008, Participants may elect such annuity under which the amount of the monthly installment payable to the Contingent Annuitant is 75 percent.

A request by a Participant for the payment of his or her Plan benefit in any benefit payment form shall be made in writing and shall be filed before the date as of which his or her benefit payments are scheduled to commence under this Plan.

5.5 Involuntary Cash-out. If the present value of the benefit payable under the Plan and all similar arrangements in accordance with Section 409A of the Code is $10,000 or less, then, notwithstanding any other Plan provision, payment of such benefit shall be made as soon as practicable to such Participant in the form of a lump sum payment; provided the payment accompanies the termination of the entirety of the Participant’s interest in the Plan and all similar arrangements in accordance with Section 409A of the Code. Such payment will be made on or before the later of December 31 of the calendar year in which occurs the Participant’s separation from service or the 15th day of the third month following the Participant’s separation from service. Notwithstanding the foregoing to the contrary, any lump-sum payment made pursuant to the terms of this Section 5.5 to a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of an Affiliate whose stock is publicly traded on an established securities market shall be made no earlier than the first day of the seventh month after the date he or she separates from service and shall include simple interest at a rate of 6% to reflect the delay in payment.

ARTICLE 6

SOURCE OF RECORDS AND BENEFIT PAYMENTS

6.1 Records. All records relating to the accrual and disbursement of benefits under this Plan shall be maintained by the Company.

6.2 Participating Company Who Pays Benefits. All benefits accrued under this Plan to, or on behalf of, a Participant shall be paid by the Company or by the Participating Company, as defined in Article 9, which is the Participant’s employer on the date his or her status as an Employee last terminates.

6.3 Source of Benefit Payments. Any person who claims a benefit under this Plan shall look solely to the general assets of the Participating Company obligated to make such payments under Section 6.2. Such person’s interest in such assets as a result of such claim shall not be superior or senior to the claim of any other general and unsecured creditor of the Participating Company, and in no event shall any other person or entity be liable to pay such benefits.

ARTICLE 7

SPECIAL PROVISIONS

7.1 Misconduct. If the Management Committee finds that any Participant, regardless of whether he currently is receiving benefits under the Plan, engaged in (1) misconduct resulting in a detriment to the Company, (2) dishonesty that results in financial loss to the Company, (3) malicious destruction of any property of the Company or a Participating Company or (4) a felony for which he or she is convicted that arises out of his or her employment by the Company, the Management Committee may, notwithstanding any other provision in this Plan to the contrary and in accordance with uniform rules to be adopted and administered by it, direct forfeiture of all benefits of such Participant under this Plan.

7.2 Application for Benefits. In the event any retirement benefit becomes payable under this Plan and no application therefor has been filed by any such person within two (2) years from the date such benefit first becomes payable, such benefit shall be forfeited. In the event an application has been filed for a retirement benefit prior to the time such retirement benefit becomes payable under this Plan and the Management Committee is unable through reasonable efforts, the expense of which shall not exceed two hundred dollars ($200.00), to locate the person or persons who are legally entitled to receive such retirement benefit within two (2) years of the date such retirement benefit first becomes payable under this Plan, such retirement benefit also shall be forfeited.

ARTICLE 8

MANAGEMENT COMMITTEE

8.1 General. The Management Committee shall be the Named Fiduciary for the Plan. A member of the Management Committee may be a Participant but, in such case, a claim submitted by one member of the Management Committee as a Participant shall be reviewed by one or more other members of the Management Committee.

The Company shall indemnify each member of the Management Committee for any liability, assessment, loss, expense or other cost of any kind or description whatsoever, including legal fees and expenses, actually incurred by a member on account of any action or proceeding, actual or threatened, which arises as a result of being a member of the Management Committee.

8.2 Powers. The Management Committee shall have control over the administration of this Plan, with all powers necessary to enable it properly to carry out its duties in this respect, including, without limitation, the designation of Employees as Participants and the power to waive any conditions or limitations stated in the Plan whenever the Management Committee, acting in its absolute discretion, deems such a waiver to be appropriate under the circumstances. The Management Committee may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents those powers and duties, whether ministerial or discretionary, which it deems expedient or appropriate. In the event that any agent so appointed is not an Employee of the Company or of a Participating Company, such agent’s compensation, if any, shall be fixed by the Management Committee and shall be paid by the Company.

8.3 Records. The Management Committee shall maintain a current record of all Participants.

ARTICLE 9

PARTICIPATING COMPANIES

An Affiliate may become a Participating Company by adopting the Plan through appropriate corporate action. Attached hereto as Exhibit A is a list of Affiliates that are Participating Companies.

ARTICLE 10

AMENDMENT AND TERMINATION

This Plan may be amended in any respect and at any time by the Board in the exercise of its sole discretion. Any such amendment automatically shall be binding on each Participating Company. The Company reserves the right to terminate and liquidate the Plan at any time and to cease the accrual of benefits hereunder; provided that: (1) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (as defined under Section 409A of the Code); (2) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A of the Code if the Participants in the Plan have accrued benefits under such agreements, methods, programs, and other arrangements; (3) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (4) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (5) the Company does not adopt a new plan that would be aggregated with the Plan under Section 409A of the Code if the Participants participated in both plans, at any time within 3 years following the date the

Company takes all necessary action to irrevocably terminate and liquidate the Plan. Notwithstanding the foregoing, except to the extent provided in Article 2, no event of amendment to or termination of the Plan shall reduce the level of benefits accrued on behalf of any Participant as of the date such amendment or termination first becomes effective or any time thereafter.

ARTICLE 11

MISCELLANEOUS

11.1 Headings. The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the Plan provisions.

11.2 Construction. In the construction of the Plan, the singular shall include the plural in all cases in which such meaning would be appropriate. This Plan shall be construed in accordance with the laws of the State of Georgia to the extent not preempted by ERISA.

11.3 Agent for Service of Process. The agent for service of process for the Plan shall be the person currently listed in the records of the Secretary of State of Georgia as the agent for service of process for the Company.

11.4 Plan Administrator. The Company shall be the Plan Administrator of the Plan for purposes of compliance with the ERISA reporting and disclosure requirements.

11.5 No Assignment. The benefits provided under this Plan may not be alienated, encumbered or assigned by a Participant, a Spouse or a Beneficiary.

11.6 Effect of Plan. This Plan shall not constitute a contract of employment for any definite term and shall not affect or impair the right of either party to terminate the employment relationship at any time.

11.7 Legal Competency. The Management Committee may, in its discretion, make payment either directly to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Company, a Participating Company, the Management Committee or any person, for the amounts of such payment to the person on whose account such payment is made.

11.8 Effective Date. The effective date of the amended and restated Plan shall be January 1, 2005.

11.9 Compliance with Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A and regulations and other guidance thereunder. The Management Committee shall interpret and administer the Plan provisions in a manner consistent with the requirements of Code Section 409A and regulations and other guidance thereunder.

EXHIBIT A

List of Participating Companies

1.	Albuquerque Auto Auction, Inc.
2.	Atlanta Auto Auction, Inc.
3.	Atlanta Newspapers Division (Atlanta Journal/Constitution)
4.	Auction Services, Inc.
5.	AutoTrader.com, LLC
6.	California Auto Dealers Exchange, LLC
7.	CEI Washington Bureau, Inc.
8.	CIMCities LLC
9.	Cincinnati Auto Auction, Inc.
10.	Clarendon Farms, Inc.
11.	Colorado Auction Services Corporation
12.	Cox Aviation, Inc.
13.	Cox Broadcasting, Inc.
14.	Cox CustomMedia, Inc.
15.	Cox Enterprises, Inc.
16.	Cox Interactive Media, Inc.
17.	Cox Newspapers, Inc.
18.	Cox North Carolina Publications, Inc.
19.	Cox Radio, Inc.
20.	Cox Target Media, Inc.
21.	Cox Texas Newspapers, L.P.
22.	Dayton Newspapers, Inc.
23.	Florida Auto Auction of Orlando, Inc.
24.	Fredericksburg Auto Auction, Inc.
25.	Georgia Auction Services, Inc.
26.	Georgia Television Company
27.	Grand Junction Newspapers, Inc.
28.	Greater Arizona Auto Auctions, Inc.
29.	Greater Gulf Coast Auto Auctions, Inc.
30.	Greater Nevada Auto Auctions, Inc.
31.	Greater Orlando Auto Auction, Inc.
32.	Hualalai Land Corporation
33.	Kansas City Auto Auction, Inc.
34.	KIRO, Inc.
35.	KTVU Partnership
36.	Louisiana Auction Services, Inc.
37.	Louisville Auto Auction, Inc.
38.	Manheim Asset Management, Inc.
39.	Manheim Auctions Government Services, Inc.
40.	Manheim Auctions, Inc.
41.	Manheim Automotive Dealer Services, Inc.

42.	Manheim Automotive Financial Services, Inc.
43.	Manheim Interactive, Inc.
44.	Manheim Investments, Inc.
45.	Manheim Remarketing Limited Partnership
46.	Manheim Services Corporation
47.	Manheim’s Dealer Support Services, L.L.C.
48.	Manheim’s Metro Detroit Auto Auction, Inc.
49.	Manheim’s Pennsylvania Auction Services, Inc.
50.	Miami Valley Broadcasting Corporation
51.	Mississippi Auto Auction Inc.
52.	National Auto Dealers Exchange, L.P.
53.	New England Auto Auction
54.	New Texas Auto Auction Services, L.P.
55.	New Wisconsin Services, L.P.
56.	New York Auto Auction Services, Inc.
57.	North Carolina Services Corporation
58.	Orlando Orange County Auto Auction, Inc.
59.	Remarketing Solutions, Inc.
60.	TeleRep, L.L.C.
61.	Tennessee Services Corporation
62.	The Eagle Research Group, Inc.
63.	Val-Pak Atlanta Holdings, Inc.
64.	Val-Pak Direct Marketing Systems, Inc.
65.	Val-Pak Franchise Operations, Inc.
66.	WFTV, Inc.
67.	WJAC, Incorporated
68.	WPXI, Inc.
69.	WSOC Television, Inc.
70.	WTOV, Inc.